SERVICE PLAN
 THIS PLAN made as of the 30th day of December, 1991, by and between DAILY TAX-EXEMPT MONEY FUND II, an unincorporated business trust organized and existing under the laws of the State of Delaware, on behalf of its initial series (the "Fund"), and FIDELITY MANAGEMENT & RESEARCH COMPANY (the "Adviser") and FIDELITY DISTRIBUTORS CORPORATION (the "Distributor"), corporations organized and existing under the laws of the Commonwealth of Massachusetts;
WITNESSETH:
 WHEREAS, the Fund is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940 (the "Act"); and
 WHEREAS, it has been proposed that the Adviser, through the Distributor, make periodic payments, out of the fee paid to the Adviser, its past profits or any other source available to it, to certain securities dealers, financial institutions or other industry professionals for distribution, administration and/or for servicing investors in Fund shares; and
 WHEREAS, the Fund intends to distribute its shares of beneficial interest ("shares') in accordance with Rule 12b-1 under the Act, and desires to adopt a Service Plan pursuant to such rule; and
 WHEREAS, the Board of Trustees, in considering whether the Fund should adopt and implement a written plan, has evaluated such information as it deemed necessary to an informed determination as to whether a written plan should be adopted and implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets of the Fund for such purposes and has determined that there is a reasonable likelihood that adoption and implementation of a plan will benefit the Fund and its shareholders.
 NOW THEREFORE, the Fund hereby adopts a Service Plan (hereinafter referred to as the "Plan") in accordance with Rule 12b-1 under the Act, and the parties hereto agree to the following terms and conditions of the Plan:
 1. There shall be paid periodically, to one or more securities dealers, financial institutions or other industry professionals, such as investment advisers, accountants and estate planning firms ("Qualified Recipients"), a fee in respect of the Fund's shares owned by investors for whom the Qualified Recipient is the dealer of record or holder of record, or with whom the Qualified Recipient has a servicing relationship. Servicing functions may include, among other things: services rendered in connection with the distribution of Fund shares; answering client inquiries regarding the Fund; processing purchase and redemption transactions, including automatic investment and redemption of client cash account balances; providing periodic statements showing a client's account balances and integration of such statements with other client transactions; assisting clients in changing dividend options, account registrations and addresses; performing sub-accounting; arranging for bank wires; and providing such other services as the Fund may reasonably request.
 Fees paid to Qualified Recipients shall be paid out of the fee paid to the Adviser, the Adviser's past profits or any other sources available to the Adviser provided, that the indirect cost to the Fund for any period shall not exceed the fee paid to the Adviser under the Advisory and Service Contract with the Fund. The Adviser agrees that it will pay or reimburse the Distributor for amounts paid to Qualified Recipients, pursuant to this paragraph. The payment to a Qualified Recipient is subject to its entering into a Service Contract with the Distributor in the form attached hereto and to compliance by the Qualified Recipient with the terms of that Service Contract. In implementing the terms of the Plan, the Distributor or the Adviser shall have the responsibility and authority to select the Qualified Recipients. The fee to be paid to a Qualified Recipient and the basis on which payment will be made shall be determined by the Adviser, within the limitations set forth above, provided, however, that a majority of the Board of Trustees, including a majority of the Trustees who are not "interested persons" of the Fund (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreements related to the Plan (hereinafter referred to as "Qualified Trustees"), may at any time and from time to time decrease the maximum percentage rate and/or maximum total amount payable to Qualified Recipients.
 For the purposes of determining the fees payable to a Qualified Recipient, the value of the Fund's net assets shall be computed in the manner specified in the Fund's then current Prospectus for computation in connection with the determination of the net asset value of the Fund's shares.
 2. The Fund or the Adviser shall, from time to time, furnish or otherwise make available to the Distributor such financial reports, proxy statements and other information relating to the business and affairs of the Fund as the Distributor may reasonably require in order to discharge its duties and obligations hereunder.
 3. Nothing herein contained shall be deemed to require the Fund to take any action contrary to its Trust Instrument or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or relieve or deprive the Board of Trustees of the Fund of the responsibility for and control of the conduct of the affairs of the Fund.
 4. This Plan shall become effective upon approval by a vote of at least a "majority of the outstanding voting securities of the Fund," and upon approval by a vote of the Trustees of the Fund, and of the Qualified Trustees cast in person at a meeting called for the purpose of voting on this Plan. For the purposes of this Plan, the terms "interested persons" and "majority of the outstanding voting securities of the Fund" are used as defined in the Act.
 5. This Plan shall remain in effect until April 30, 1992, and from year to year thereafter, provided, however, that such continuance is subject to approval annually by a vote of the Trustees of the Fund and of the Qualified Trustees cast in person at a meeting called for the purpose of voting on this Plan. If such annual approval is not obtained, the Plan shall expire 12 months after the date of the last approval. This Plan may be amended at any time by the Board of Trustees, provided that (a) any amendment to increase materially the amount to be spent for the services described herein shall be effective only upon approval by a vote of a majority of the outstanding shares of the Fund, and (b) any material amendments of this Plan shall be effective only upon approval in the manner provided in the first sentence in this paragraph.
 6. This Plan may be terminated at any time, without the payment of any penalty, by vote of a majority of the Qualified Trustees or by a vote of a majority of the outstanding voting securities of the Fund, as defined in the Act, and shall automatically terminate in the event of its assignment, as defined in the Act.
 7. Nothing herein contained shall limit the freedom of the Adviser or Distributor or any "affiliated person" of either, as defined in the Act, to render investment supervisory and corporate administrative Services to other investment companies, to act as distributor, adviser or investment counselor to other persons, firms or corporations and to engage in other business activities.
 8. Neither the Distributor, the Adviser nor any of their employees or agents are authorized to make any representations concerning the shares except those contained in the then current Fund prospectus.
 9. The Adviser and Distributor shall use their best efforts in rendering services hereunder, but in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations hereunder, neither the Adviser nor the Distributor shall be liable to the Fund or any of its shareholders for any error of judgment or mistake of law or for any act or omission or for any losses sustained by the Fund or its shareholders, provided however, that the Adviser and Distributor shall be liable to the Fund with respect to their negligence in selecting Qualified Recipients.
 10. The Distributor shall provide the Fund, for review by the Fund's Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made. Such written report shall be in a form satisfactory to the Fund and shall supply all information necessary for the Board to discharge its responsibilities, including its responsibilities pursuant to Rule 12b-1.
 11. While this Plan is in effect, the selection and nomination of Qualified Trustees shall be committed to the discretion of the Trustees who are not interested persons.
 12. The Fund shall preserve copies of this Plan and any agreements related to and all reports made pursuant to Section 10 hereof, for a period of not less than six years from the date of this Plan or any such report, as the case may be, the first two years in an easily accessible place.
 13. This Plan shall be construed in accordance with the laws of the Commonwealth of Massachusetts and the applicable provisions of the Act. To the extent the applicable law of the Commonwealth of Massachusetts or any of the provisions herein conflict with the applicable provisions of the Act, the latter shall control.
 14. The Adviser and the Distributor are hereby expressly put on notice of the limitation of shareholder liability as set forth in the Fund's Trust Instrument and agree that the obligations assumed by the Fund pursuant to this Plan and any agreements related to this Plan shall be limited in all cases to the Fund and its assets, and neither the Distributor, Adviser or their agents shall seek satisfaction of any such obligation from the shareholders or any shareholder of the Fund. In addition, neither the Adviser, Distributor nor their agents shall seek satisfaction of any such obligations from the Trustees or any individual Trustee.
 15. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise the remainder of the Plan shall not be affected thereby.